Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Patapsco Bancorp, Inc.

Dundalk, Maryland

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 4 to the Form S-1 of Bradford Bancorp, Inc. and the applications on Amendment No. 4 to the Form A-C and Amendment No. 4 to the Form H-(e) 1-S of our report dated September 6, 2007, relating to the consolidated financial statements of Patapsco Bancorp, Inc. as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Baltimore, Maryland

October 15, 2007